EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Steven Madden, Ltd. and Subsidiaries on Form S-8 (Nos. 333-231874, 333-160520, 333-138584, and 333-184564) of our reports dated March 2, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and the effectiveness of Steven Madden, Ltd.'s internal control over financial reporting as of December 31, 2019, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 2, 2020